Exhibit (r)(4)

Code of Ethics

Application to Investment Advisers

The Compliance team for Angel Oak Capital Advisors, LLC conducts the compliance function for multiple investment advisers registered with the U.S. Securities Exchange Commission (“SEC”):

1.	Angel Oak Capital Advisors, LLC

2.	Falcons I, LLC

The Code of Ethics (the “Code”) applies to each of the registered investment advisers listed above (each an “Adviser” and, collectively, the “Advisers”).

Standards of Business Conduct

This Code has been adopted by the Advisers and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”).

This Code establishes rules of conduct for all employees of the Advisers and is designed to support the Advisers’ fiduciary duty to their Clients1 and address various actual or perceived conflicts of interest. The purpose to the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading, and other forms of prohibited or unethical business conduct. The Code is based upon the principle that each Adviser and its employees owe a fiduciary duty to Clients. Employees must conduct their affairs, including personal securities transactions, in such a manner as to (1) avoid serving their own personal interests ahead of Clients; (2) avoid taking inappropriate advantage of their position with an Adviser; and (3) avoid or mitigate any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by the Advisers continue to be applied. High ethical standards are essential for the success of the Advisers and to maintain the confidence of those who entrust us with the management of their investments. Each Adviser expects its employees to premise their conduct on the fundamental principles of openness, integrity, honesty, and trust.

Pursuant to Section 206 of the Advisers Act, each Adviser and its employees are prohibited from engaging in fraudulent, deceptive, or manipulative conduct. Compliance with the Code involves more than acting with honesty and good faith alone. It means that each Adviser has an affirmative duty of utmost priority to act solely in the best interest of Clients.

[1]	Clients of the Advisers may include: Publicly offered open-end and closed-end registered investment companies registered under the Investment Company Act of 1940 (“Registered Funds”); a publicly offered Undertaking for Collective Investment of Transferable Securities (UCITS) fund registered with the Central Bank of Ireland (“UCITS Fund”); private investment funds organized as pooled investment vehicles exempt from registration under the Investment Company Act of 1940 by Section 3(c)(1) or 3(c)(7) (“Private Funds”); publicly traded real estate investment trusts (“Public REITs”); pooled investment vehicles exempt from registration under the Investment Company Act of 1940 by Section 3(c)(5) (“3(c)(5) Funds”); and institutional and high net-worth individual investors (“Separately Managed Accounts”).

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In meeting their fiduciary responsibilities to Clients, the Advisers expect every employee to demonstrate the highest standards of ethical conduct for continued employment with the Advisers. Strict compliance with the provisions of the Code is considered a basic condition of employment with an Adviser. Each Adviser’s reputation for fair and honest dealing has taken considerable time to build. This standing could be seriously damaged because of even a single securities transaction being considered questionable considering the fiduciary duty owed to Clients. Employees are urged to seek the advice of the Chief Compliance Officer (“CCO”) for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute ground for disciplinary action, including termination of employment.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide to appropriate conduct. In those situations where any employee may be uncertain as to the intent or purpose of the Code, they are advised to consult with the CCO. The CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our Clients will not be adversely effected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the Client, even at the expense of the interests of an Adviser or its employees.

There are other policies and procedures which may impact an employee’s personal activities and to which all employees must comply, and which should be consulted as circumstances warrant. Please refer to the following policies and procedures for more information:

•	Preventing Insider Trading Policy

•	Political Contributions: Pay-to-Play Policy

•	Outside Business Activities Policy

•	Gifts and Entertainment Policy

•	Charitable Contributions Policy

•	Anti-Bribery and Foreign Corrupt Practices Act Policy

•	Electronic Communications Policy

•	Social Media Policy

Compliance with Laws, Rule, and Regulations; Reporting of Violations

All Covered Persons are required to comply with applicable state and federal securities laws, rules, regulations, and this Code. Covered Persons shall promptly report any violations of laws or regulations or any provision of this Code of which they become aware to the CCO or General Counsel. The CCO will endeavor to retain the anonymity of any person reporting potential misconduct. Advisers will not permit the retribution, harassment, or intimidation of any person who in good faith reports a possible violation. If a Covered Person is not comfortable reporting a suspected violation to the CCO, then the person should use another appropriate reporting channel. Such other channels are discussed in the Whistleblower Policy.

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“Covered Persons” includes:

•	Any director, officer, full- or part-time employee of an Adviser;

•	Any full- or part-time employee of an Adviser’s affiliate that, in connection with their regular functions or duties:

•	makes, participates in, or obtains any information concerning any Client’s purchase or sale of Covered Securities[2] or who is involved in making investment recommendations, with respect to such purchase or sale of Covered Securities; or

•	has access to non-public information concerning any Client’s purchase or sale of Covered Securities, access to non-public securities recommendations, or access to non-public information concerning portfolio holdings or any portfolio advised or sub-advised by an Adviser;

•	Any other persons falling within the definition of Access Person under Rule 17j-1 of the Investment Company Act or Rule 204A-1 under the Advisers Act, such as any person in a control relationship with the Advisers who obtains information concerning recommendations made to a Client with regard to purchase or sale of Covered Securities; and

•	Any other persons that may be so deemed to be Covered Persons by the CCO.

Independent Trustees of U.S. Registered Funds are not Covered Persons under the Code. However, these Trustees may be required to report their securities holdings, transactions, and accounts as required in the separate Code of Ethics for the U.S. Registered Funds.

Generally, short-term interns, consultants, and auditors (those who are employed by the Advisers for a continuous period of less than 90 days) are not considered Covered Persons with respect to the Advisers’ Code of Ethics given their regular functions or duties will not provide them with non-public information concerning any Client’s purchase, sale, or holdings of Covered Securities. However, third-party contractors, interns, and other part-time employees of an Adviser will be designated as a Covered Person by the CCO if it is determined that the person’s functions gives them access to information meeting the criteria of a Covered Person.

Compliance will maintain a list of all persons determined to be Covered Persons pursuant to this Code of Ethics. Human Resources makes Compliance aware of all new hires. Management and legal teams make Compliance aware of all third-party contractors conducting business with an Adviser. Compliance assesses these relationships to determine which, if any, third-party contractors should be considered Covered Persons.

[2]	“Covered Security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) direct obligations of the Government of the United States or its agencies; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper, and other high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares of other types of open-end registered mutual funds, unless an Adviser or an affiliate acts as the investment adviser, sub-adviser, or principal underwriter of the fund; and (v) units of a unit investment trust.

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Compliance maintains a log of all Covered Persons and the dates they became Covered Persons as well as the date they were no longer considered a Covered Person, if applicable. A list of all Covered Persons is maintained in ComplySci.3

Covered Persons’ Personal Investments

A major compliance tool for preventing front-running and the misuse of material, non-public information (“MNPI”) by Covered Persons is the review and tracking of Covered Persons’ personal investing portfolios. For example, front-running occurs when a person with non-public information about pending Client transactions (such as a large redemption from a Registered Fund) trades in their personal account before the Client. This personal trade could disadvantage the price at which the Client is able to buy/sell their securities and is also an inappropriate use of non-public information.

This review and tracking of personal accounts is mandated by the Advisers Act and is an expected best practice by our Clients. The SEC provides detailed requirements that control the personal investments of Covered Persons employed by a registered investment adviser. These controls are intended to limit a Covered Persons’ potential or perceived conflicts of interest with Clients while also fostering an environment where Covered Persons are continually aware of and compliant with their fiduciary obligations owed to Clients. Compliance has tailored the SEC expectations and guidelines to the Advisers’ business models considering the securities we trade for our Clients. At any point, this Code can be amended due to any changes in an Adviser’s business model, trading practices, or changes in laws, regulations, and best practices. Employees will be notified of amendments to the Code and may obtain a current copy of the Code at any time from the Compliance team.

Pre-Clearance for Transactions in Covered Securities

Pre-clearance for all transactions in Covered Securities which require pre-clearance (as described below) must be requested through ComplySci.

Prior to Trading Personal Securities

No Covered Person may engage in insider trading. No Covered Person may trade any security on the Restricted List maintained in ComplySci.4 If a personal transaction is premised upon information received confidentially in your role as an employee, or otherwise, there is a good chance that this transaction could fall afoul of insider trading laws. Any questions regarding material, non-public information should be discussed with Compliance prior to execution of any trade. Prior to submitting a pre-clearance request you must confirm that you nor any Adviser has MNPI regarding the issuer.

[3]	ComplySci: This online portal will be used to aid the Compliance team in implementing this Code. ComplySci is used for Covered Persons’ personal security pre-clearances, personal security holdings tracking, personal account statement review, initial and quarterly Compliance certifications, and pre-clearance/tracking for outside business affiliations, political contributions, and gifts and entertainment, among other items.

[4]	The Restricted List may be viewed in ComplySci under the tab titled “Securities to Watch.” Sort column titled “List Name” by “Restricted List.”

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No Covered Person may engage in a transaction in a security that is also the subject of a transaction being considered by or recommended to a Client (excluding transactions in a Client, such as purchasing a Registered Fund). To confirm this, prior to pre-clearing trades, Compliance will check the daily trade blotter for the current day and the prior two trading sessions to confirm there are no open or closed trades in the security. The following specific restrictions apply to all Covered Persons’ trading activity:

1.	Any transaction in a security in anticipation of Client orders (front running) is prohibited;

2.	Any transaction in a security which the Covered Person knows or has reason to believe is being purchased or sold, or is being considered for purchase or sale, by a Client is prohibited until the Client’s transaction has been completed or consideration of such transaction is abandoned;

3.	Any same-day transaction in a security in which any Client has a pending or actual transaction is prohibited;

4.	Any transaction in a security during the period which begins three days before and ends three days after any Client has traded in that security is prohibited; and

5.	Any short selling, option trading, or other trading that is economically opposite any pending transaction for any Client is prohibited.

Pre-Clearance Required for Participation in IPOs

All trades in Initial Public Offerings (IPOs) must be pre-approved by Compliance, including IPOs for equity securities and closed-end Registered Funds. Per FINRA Rule 5130, registered representatives of Foreside Financial Group, LLC (“Foreside”) are prohibited from investing in any equity IPOs except Registered Funds.

Investing in Closed-End Registered Fund IPOs

Covered Persons, including Foreside representatives, can invest in closed-end Registered Fund (“CEF”) IPOs subject to certain requirements:

1.	All CEFs at IPO: Pre-clearance must be obtained from Compliance prior to purchasing any CEF at IPO. Such pre-clearance requires the Covered Person to confirm that they do not have any MNPI on the security.

2.	All CEFs at IPO: The Covered Person must hold the security for at least 6 months after IPO purchase.

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3.	For Insiders[5] of ASCIX and FINS:[6] Section 16 filings must be made (see the relevant Trust’s Policies and Procedures for Compliance with Section 16 of the Securities Exchange Act of 1934). Section 16 requires that insiders of a CEF must report:

a.	Initial IPO ownership prior to the IPO close (even $0 balance ownership);

b.	Initial ownership purchased on the secondary market within ten days of purchase; and

c.	Any subsequent trading within two business days.

Holding Periods

All Covered Persons must hold their investments in FINS and ASCIX for at least six months. Specifically, Fund Insiders must disgorge any profit realized within any period of less than six months from any purchase and repurchase, or any repurchase and purchase in shares of FINS or ASCIX. The Advisers apply this holding period to all Covered Persons.

Pre-Clearance Required for Private or Limited Offerings

All limited offerings or private placements must receive prior approval by Compliance, including offerings by an Adviser such as the Private Funds and 3(c)(5) Funds currently managed by Angel Oak Capital Advisors, LLC. Compliance must be provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Covered Person’s activities on behalf of a Client). If approved, the position will be subject to continuous monitoring for possible future conflicts of interest.

Pre-Clearance for Covered Securities

Compliance is required to pre-clear all trades in all Covered Securities except those exempted below.

Registered Funds advised or sub-advised by an Adviser are a Covered Security requiring pre-clearance. Certain Fund Insiders (as defined in the Registered Funds’ Policies and Procedures) must meet additional obligations when trading closed-end Registered Funds managed by an Adviser such as Section 16 filing requirements outlined above.

Advance trade clearance in no way waives or absolves any Covered Person of the obligation to abide by the provisions, principles, and objectives of this Code and federal/state securities laws and rules.

5	Insiders includes management of the Advisers, officers of the relevant CEF Trust, and portfolio managers of FINS and ASCIX specifically named in the relevant prospectuses.

6	ASCIX: Angel Oak Strategic Credit Fund, a closed-end interval fund advised by Angel Oak Capital Advisors, LLC. FINS: Angel Oak Financial Strategies Income Term Trust, a closed-end fund advised by Angel Oak Capital Advisors, LLC.

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Unless rescinded by Compliance, pre-clearance approvals last for two business days including the day the request was approved. If the trade is not completed within these two business days, pre-clearance must be requested again. Post-trade approval is not sufficient.

The Compliance team ensures that any requests related to their own personal trading is reviewed by another member of the Compliance team.

Securities Exempted from Pre-Clearance

The definition of Covered Securities is broad. The Code exempts the below securities from the personal trading preclearance requirement as the trading of these securities has no ability to conflict with the trades made on behalf of Clients given the Advisers do not trade these securities for Clients.

1.	Equities, other than:

a.	IPO issuances which must be pre-cleared;[7] or

b.	Equity issued by Community Banks which must be pre-cleared;

2.	ETFs, other than:

a.	ETFs where Angel Oak or an affiliate acts as the investment adviser, sub-adviser, or principal underwriter of the ETF must be pre-cleared.

3.	Mandatory corporate actions such as splits, consolidations, takeovers, and rights offerings. If the corporate action is elective as opposed to mandatory, then pre-clearance must be requested for Covered Securities;

4.	Direct obligations of the Government of the United States or its agencies;

5.	Bankers’ acceptances, bank certificates of deposit, commercial paper, and other high-quality short-term debt instruments, including repurchase agreements;

6.	Shares issued by money market funds;

7.	Shares of other types of open-end/closed-end Registered Funds, other than:

a.	Registered Funds where Angel Oak or an affiliate acts as the investment adviser, sub-adviser, or principal underwriter of the fund must be pre-cleared; or

b.	IPO issuances which must be pre-cleared.

8.	Units of a unit investment trust;

9.	Trades in a Compliance approved and certified Discretionary Account;

10.	Initial coin offerings (ICOs) and cryptocurrencies whether or not considered a security.

Personal Trading Accounts

All Covered Persons’ trading accounts (whether funded or unfunded) that have the ability to invest in Covered Securities which require Compliance preclearance must be reported in ComplySci, unless exempted as described below. This includes accounts for all Related Persons (including your spouse, domestic partner, child, parent, sibling or other relative, who resides with you, is financially dependent upon you, or whose investments are controlled by you) (“Reportable Trading Accounts”). This does not include non-related roommates who are not in a relationship with the employee. This inclusion of family members is expected by the SEC and is designed to prohibit Covered Persons from circumventing this Code by using another persons’ account to engage in prohibited activities such as insider trading or front-running Clients. Compliance expects all Covered Persons to report all accounts that they could appear to have beneficial ownership or control over, even if not meeting the requirements above.

[7]	Registered representatives of Foreside cannot participate in an Initial Public Offering of equity securities pursuant to FINRA Rule 5130.

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New employees must report their Reportable Trading Accounts within ten days of employment. Reportable Trading Accounts feed holdings into ComplySci, and the initial feed is considered the employee’s initial holdings report. For Reportable Trading Accounts that do not feed into ComplySci, the employee will submit an account statement to the Compliance team.

When opening a new Reportable Trading Account, Covered Persons must add the account in ComplySci within ten days of opening the account.8

For Reportable Trading Accounts, Compliance must receive duplicate monthly statements of the trades and holdings in those accounts (except those exempted below). Compliance will work with each Covered Person to receive these duplicate statements directly into ComplySci through direct feeds. Covered Persons will be expected to provide these statements directly to the Compliance team when feeds are not available.

Trading Accounts Exempted from Reporting

If a trading account has the ability to invest solely in Covered Securities which are exempt from personal trading preclearance per this Code, then these trading accounts are exempt from reporting in ComplySci. General examples could include trading accounts that only have the ability to invest in cryptocurrencies or only have the ability to invest in Registered Funds which are not advised or sub-advised by an Adviser. If an account has the ability to invest in Covered Securities which require preclearance, the account must be reported in ComplySci whether or not such securities are actually held in the account. When certifying compliance with this Code, Covered Persons relying on this reporting exemption must be able to certify that such account does not have the ability to invest in Covered Securities which require preclearance.

Trading Accounts Exempted from Duplicate Monthly Statements

Accounts over which the Covered Person has no direct or indirect influence or control are termed Discretionary Accounts. The expectation for a Discretionary Account is that the Covered Person has no control nor interaction with their adviser regarding any specific trades in the account (with some potential exceptions for private placements which can be discussed with Compliance). The Covered Person should not be aware of trading decisions in the account prior to execution. The Covered Person can work with their adviser on industry and asset focus but should not discuss individual securities or transactions. Annually, both the Covered Person and their adviser will attest that the Discretionary Account meets these stringent requirements demonstrating no direct or indirect control or influence by the Covered Person. Discretionary Accounts are reported in ComplySci but duplicate monthly statements are not required.

[8]	Foreside has additional requirements for its registered representatives. For example, Foreside representatives must receive pre-approval from Foreside prior to opening a new trading account. Each registered representative of Foreside should be knowledgeable and aware of the policies and procedures in the Foreside Representative Compliance and Supervisory Procedures Manual.

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Monitoring and Review of Personal Securities Transactions

Compliance will review trades in Reportable Trading Accounts for compliance with these guidelines. This review is automatically conducted by ComplySci for all Reportable Trading Accounts that feed into ComplySci. This review is conducted manually by a member of the Compliance team for all Reportable Trading Accounts that do not feed into ComplySci. If a member of the Compliance team has a Reportable Trading Account that requires manual review for compliance with these guidelines, another member of the Compliance team will conduct that manual review. For non-compliance, a written memo will be saved identifying the reasons for non-compliance as well as the remedial actions taken and why they were appropriate. The Compliance team ensures that any reviews for non-compliance related to their own personal trading is reviewed by another member of the Compliance team.

Compliance will monitor Reportable Trading Accounts for potential insider trading and front-running. Any instances of insider trading and/or malicious front-running will result in the termination of the Covered Person.

Each month, Compliance reviews Covered Persons’ transactions and the Advisers’ trading records to ensure Covered Persons’ personal trading does not overlap with the Advisers’ trading in violation of the Code.

Monitoring and Review of Personal Transactions for Participating in IPOs

Compliance will review trades of all Reportable Trading Accounts for participation in IPOs. This review is conducted monthly by the Compliance team for all Reportable Trading Accounts that feed into ComplySci and the accounts that are manually reviewed via an account statement check by the Compliance team. Each month, a member of the Compliance team will use the Bloomberg IPO function to filter for all IPOs listed on the NYSE and NASDAQ for the corresponding month and reconcile with the employee account holdings and trade activity to discover whether any Covered Person has traded in the sampling of IPOs. This reconciliation process will help ensure no Covered Person participated in an IPO without first preclearing with the Compliance team as required by the Code.

Certification by Covered Persons

All certifications are submitted and stored in ComplySci.

If a certification completed by a member of the Compliance team requires review and follow-up, another member of the Compliance team will conduct the review and follow-up required.

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Initial Certification

All Covered Persons are provided a copy of the Code and must certify that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agree to abide by the Code; and (iv) reported all accounts and holdings required by the Code.

Quarterly Certification

All Covered Persons certify quarterly (and as required by material amendments to the Code) that they have: (i) read and understood all provisions of the Code; (ii) continue to comply with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Reviewed/Amended: July 18, 2018; August 1, 2018; August 31, 2018; October 15, 2018; May 15, 2019; July 12, 2019; July 23, 2019; October 24, 2019; December 9, 2020; March 3, 2021; June 29, 2021; September 22, 2021; March 24, 2022; May 13, 2022; September 8, 2022; September 27, 2022; October 17, 2022.

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